CORNELL CAPITAL PARTNERS, LP

101 HUDSON STREET, SUITE 3700

JERSEY CITY, NEW JERSEY 07302

May 21, 2007

CONVERTIBLE DEBENTURE

PERSONAL AND CONFIDENTIAL

GLOBAL ENERGY, INC.

520-1122 MAINLAND STREET

VANCOUVER A1 V6B 5L1

On the terms and subject to the conditions set forth below, the undersigned investors will commit to purchase two million dollars ($2,000,000) of convertible debentures from Global Energy, Inc. (the “Company”) on the principal terms set forth below. Except for the Confidentiality Provision, this letter is non binding and subject to the parties entering into formal agreements setting forth their respective rights and obligations. Such agreements will contain customary representations, warranties and indemnifications. The material terms of the offering are set forth below:

Company	Global Energy, Inc. (GEYI)
Investor	Cornell Capital Partners, LP (the “Investor”)
Securities	Secured Convertible Debentures (“Debentures”)
Commitment Amount

$2,000,000 (“Commitment Amount”) of which $1,500,000 will be disbursed upon the signing of definitive documents by the parties, and $500,000 will be disbursed upon the filing of the Registration Statement.

Coupon	10% per annum, payable quarterly in arrears.
Closing Date	Date of signature of definitive documents by the parties, or such other date as is defined therein.
Maturity Date	Three years from the Closing Date

May 21, 2007

Conversion

The Debentures are convertible into common stock of the Company at a fixed price equal to the two dollars and twenty cents ($2.20) per share (“Conversion Price”).

The Investor shall not be able to convert the Debentures into an amount that would result in the Investor beneficially owning in excess of 4.99% of the outstanding shares of Common Stock of the Company.

Company Optional Redemption Right

The Company, in its sole discretion, may redeem in cash any and all amounts owed under the Debentures prior to the Maturity Date by providing the Investor with three (3) business days advance notice, provided that (i) the Common Stock is trading below the Conversion Price at the time of a redemption notice, (ii) no Event of Default has occurred, and (ii) the registration statement is effective. The Company shall pay a redemption premium equal to twenty percent (20%) (the “Redemption Premium”) of the principal amount being redeemed.

Liquidation Schedule

The Company will repay the outstanding principal of each of the Debentures in equal installments of one hundred sixty seven thousand dollars ($167,000) per month starting on thirteenth (13th) month anniversary of the Closing Date (each a “Payment Date”) either in cash or in kind through conversion into registered common stock at a price equal to the lesser of (i) the Conversion Price, or (ii) a five percent (7%) discount to the lowest daily VWAP (as reported by Bloomberg) of the Common Stock during the fifteen (15) trading days prior to the Payment Date (the “Liquidation Price”) (or any combination of cash and stock).

Interest payments shall commence on the seventh (7th) month from Closing Date and shall be paid either in cash or in kind through conversion into registered common stock at a price equal to the lesser of (i) the Conversion Price, or (ii) the Liquidation Price (or any combination of cash and stock).

The Company will not be required to make a monthly liquidation payments if the 5-day VWAP is at or above of the effective Conversion Price. The Investor will have the option to defer any monthly liquidation payment to the Maturity Date at its sole discretion.

Security	The Debentures shall be secured by the assets of the Company and its subsidiaries..

PRIVILEGED AND CONFIDENTIAL

May 21, 2007

Warrants

The Company shall grant the Investor one hundred fifty thousand 150,000 Warrants with and exercise price of two dollars and thirty five cents ($2.35) and one hundred fifty thousand 150,000 Warrants with and exercise price of two dollars and fifty cents ($2.50). The warrants shall be exercised on a cash basis provided the Company is not in default and the shares underlying the warrant are subject to an effective registration statement.

Anti-Dilution

The Debentures will be subject to broad-based anti-dilution protection as long as they are outstanding. The Warrants will be subject to full ratchet anti-dilution protection for life. The anti-dilution will not be triggered by issuances by the Company of any equity and equity-linked securities in connection with (i) issuances of any securities having to do with any exercise, exchange, adjustment, or redemption of the Debentures, (ii) upon exercise of any options or conversion of any convertible securities which are outstanding on the day immediately preceding the closing and are disclosed in a schedule to the Securities Purchase Agreement, provided that the terms of such options or convertible securities are not amended, modified, or changed on or after the closing.

Registration Rights

All of the shares issuable pursuant to this transaction including all the shares underlying the Debentures and the Warrants (collectively, the “Registrable Securities”) shall be subject to registration rights pursuant to which the Company shall file an initial registration statement to register the resale of the shares by the Investor within 45 days of the Closing Date and use its best efforts to have such registration statement declared effective within 150 days of the Closing Date. To the extent that additional Registrable Securities remain outstanding after all shares under the initial registration statement have been sold, the Company shall be required to file additional registration statements for such shares within 30 days of the Investor providing notice to the Company. Registrable Securities shall cease to have registration rights as they are eligible for sale by the Investor without restriction under Rule 144(k).

In the event registration statements are not timely filed or declared effective, then the Company shall pay to the Investor a cash amount within 3 business days of the end of each month equal to 2% per month of the outstanding principal balance of the Debentures as liquidated damages and not as a penalty. Liquidated Damages shall be capped after 24 months.

Commitment Fee	The Company shall pay the Investor or its designees a commitment fee of 7% of the Commitment Amount, which shall be paid proportionally upon each disbursement.

PRIVILEGED AND CONFIDENTIAL

May 21, 2007

Structuring and Due Diligence Fee

The Company shall pay the Investor a non refundable fee of $20,000 for structuring and due diligence in connection with this transaction. The Company shall be responsible for all of its own fees and expenses incurred in connection with the documentation and closing of this transaction.

No Short Sales

Neither the Investor, nor any of its affiliates have an open short position in the Common Stock of the Company, and the Investor will agree that it will not, and that it will cause its affiliates not to, engage in any short sales with respect to the Common Stock while any portion of the Debentures remain outstanding.

Other Transactions	The Investor shall have a Right of First Refusal on future financing transactions with the Company for a period of 18 Months from the Closing Date.
Conditions	Satisfactory completion of all due diligence.
Confidentiality

The existence of this term sheet and the individual terms and conditions are of a confidential nature and shall not be disclosed to anyone, except the Company, the Company’s management and its Board of Directors and its legal and accounting advisors.

PRIVILEGED AND CONFIDENTIAL

May 21, 2007

If the terms and conditions contained herein are satisfactory, please sign as indicated below. We appreciate this opportunity to work with you on this investment. We look forward to an expeditious and successful closing of this transaction.

Sincerely,

CORNELL CAPITAL PARTNERS, L.P.

By: Yorkville Advisors, LLC
Its: Investment Manager

		By:	/s/ Mark Angelo
		Name:	Mark Angelo
		Title	Portfolio Manager

AGREED TO AND ACCEPTED:

GLOBAL ENERGY, INC.

By:	/s/ Asi Shalgi
Name:	Asi Shalgi
Title	President

Dated: May 25, 2007

PRIVILEGED AND CONFIDENTIAL